ASA Electronics, LLC
And Subsidiary
(A Limited Liability Company)

Consolidated Financial Report

11/30/2012

McGladrey LLP
Certified Public Accountants

McGladrey LLP is a member firm of RSM International
-- an affiliation of separate and independent legal entities.
1

McGladrey LLP is a member firm of RSM International
-- an affiliation of separate and independent legal entities.
2

McGladrey LLP
Certified Public Accountants

Report of Independent Registered Public Accounting Firm

To the Members
ASA Electronics, LLC and Subsidiary
Elkhart, Indiana

We have audited the accompanying consolidated balance sheets of ASA Electronics, LLC and Subsidiary as of November 30, 2012 and 2011, and the related consolidated statements of income, members' equity, and cash flows for each of the three years in the period ended November 30, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ASA Electronics, LLC and Subsidiary as of November 30, 2012 and 2011 and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey LLP

Elkhart, Indiana
February 1, 2013

McGladrey LLP is a member firm of RSM International
-- an affiliation of separate and independent legal entities.

ASA Electronics, LLC and Subsidiary
(A Limited Liability Company)

Notes to the Financial Statements

Consolidated Balance Sheets
November 30, 2012 and 2011

	2012	2011

ASSETS

Current Assets
Cash and cash equivalents	$5,899,638	$8,291,354
Available-for-sale securities	4,000,000	1,055,000
Trade receivables	7,024,480	5,671,130
Inventories	17,363,413	15,077,806
Prepaid expenses	332,320	218,723
Total current assets	34,619,851	30,314,013

Leasehold Improvements and Equipment at depreciated cost	2,019,338	2,366,399

Intangible Assets, trademark rights	2,742,123	2,647,623
	$39,381,312	$35,328,035

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities
Accounts payable	$1,324,756	$1,857,337
Accrued expenses:
Payroll and related taxes	1,774,755	1,611,731
Warranty	2,245,000	2,296,000
Other	120,487	102,315
Total current liabilities	5,464,998	5,867,383

Commitments and Contingencies

Members' Equity	33,916,314	29,460,652
	$39,381,312	$35,328,035

See Notes to Financial Statements

ASA Electronics, LLC and Subsidiary
(A Limited Liability Company)

Notes to the Financial Statements

Consolidated Statements of Income
November 30, 2012, 2011 and 2010

	2012	2011	2010

Net sales	$84,641,165	$71,234,236	$67,678,360

Cost of goods sold	65,928,392	55,022,015	54,354,915

Gross profit	18,712,773	16,212,221	13,323,445

Selling, general and administrative expenses	9,726,938	8,623,131	7,725,352

Operating income	8,985,835	7,589,090	5,598,093

Nonoperating income (expense):
Investment income	36,229	32,870	57,726
Miscellaneous income	—	1,548	—
Interest expense	—	—	(2,532)
	36,229	34,418	55,194
Net income	$9,022,064	$7,623,508	$5,653,287

See Notes to Financial Statements

ASA Electronics, LLC and Subsidiary
(A Limited Liability Company)

Notes to the Financial Statements

Consolidated Statements of Members' Equity
November 30, 2012, 2011 and 2010

	2012	2011	2010

Balance, beginning	$29,460,652	$25,852,688	$22,037,789
Net income	9,022,064	7,623,508	5,653,287
Member distributions	(4,566,402)	(4,015,544)	(1,838,388)
Balance, ending	$33,916,314	$29,460,652	$25,852,688

See Notes to Financial Statements

ASA Electronics, LLC and Subsidiary
(A Limited Liability Company)

Notes to the Financial Statements

Consolidated Statements of Cash Flows
November 30, 2012, 2011 and 2010

	2012	2011	2010

Cash Flows From Operating Activities
Net income	$9,022,064	$7,623,508	$5,653,287
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,168,476	1,071,232	1,069,005
Inventory writedowns and reserves	75,900	145,639	335,299
Loss on sale of equipment	11,062	(4,812)	10,095
Change in assets and liabilities:
Decrease (increase) in:
Trade receivables	(1,353,350)	(1,486,048)	(172,821)
Inventories	(2,361,507)	(2,351,146)	(4,834,444)
Prepaid expenses	(113,597)	19,582	(80,593)
Increase (decrease) in:
Accounts payable	(532,581)	832,529	(571,051)
Accrued expenses	130,196	301,612	556,799
Net cash provided by operating activities	6,046,663	6,152,096	1,965,576

Cash Flows From Investing Activities
Proceeds on sale of equipment	9,940	55,688	235
Purchase of leasehold improvements and equipment	(786,917)	(1,112,315)	(1,165,836)
Other	(150,000)	—	—
Proceeds from sale of available-for-sale securities	1,395,000	8,315,000	9,820,000
Purchase of available-for-sale securities	(4,340,000)	(2,695,000)	(8,490,000)
Net cash provided by (used in) investing activities	(3,871,977)	4,563,373	164,399

Cash Flows From Financing Activities
Member distributions	(4,566,402)	(4,015,544)	(1,838,388)
Increase (decrease) in cash and cash equivalents	(2,391,716)	6,699,925	291,587

Cash and cash equivalents, beginning	8,291,354	1,591,429	1,299,842

Cash and cash equivalents, ending	$5,899,638	$8,291,354	$1,591,429

Supplemental disclosures of cash flow information:

Cash payments for interest	$—	$—	$2,532

See Notes to Financial Statements

ASA Electronics, LLC And Subsidiary
(A Limited Liability Company)

Notes To Financial Statements

Note 1.        Nature of Business and Significant Accounting Policies

Since 1977, ASA Electronics, LLC, formerly known as Audiovox Specialized Applications, LLC, (“ASA” or the “Company”) has built a reputation developing mobile electronics specifically designed and tested to withstand the rigors of niche markets in the Automotive Industry including: Recreational Vehicle; Commercial Vehicle, Heavy Duty Truck, Agricultural, Construction, Bus, Powersports, Marine and Spa industries. Its proprietary line of products include: Jensen 12 Volt LCD and LED flat panel televisions, stereos and speakers, Voyager Observation Systems, and Advent microwaves, refrigerators and rooftop air conditioners. These high quality mobile electronics and appliances are designed and tested in a research and development lab located at the Company's corporate offices. ASA's engineering team works in conjunction with its customers' designers, engineers and sales team to develop customized solutions. In 2012, ASA expanded its product offerings to also distribute products from Polk Audio. Polk Audio, also established in the 1970's, is an award-winning designer and manufacturer of high performance audio products, who has become the market share leader in premium home and marine speakers, sound bars, amplifiers and other high end audio products. The addition of Polk products compliments ASA's existing product lineup and provides a full spectrum of audio/video options for our customers. The various products offered by ASA are sold throughout the world to Original Equipment Manufacturers as well as the respective Aftermarket segments. In addition to the headquarters in Elkhart, Indiana, ASA also has two public distribution centers in Oregon and California, and a trading office in the Shenzhen province of China. In 2012, ASA achieved an 18.9% increase in sales compared to 2011 results. Growth was not limited to just one industry, but was spread across all five industries (recreational vehicles, recreational vehicle after market, marine, heavy duty vehicles, and commercial vehicles). Specifically, year over year industry sales increases ranged from 9% to 57% over 2011.

Significant accounting policies:

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of consolidation:

The consolidated financial statements include the accounts of the Company and a wholly-owned subsidiary. All significant intercompany accounts have been eliminated in consolidation.

Revenue recognition:

The Company recognizes revenue from product sales at the time of passage of title and risk of loss to the customer either at F.O.B. Shipping Point or F.O.B. Destination, based upon terms established with the customer. The Company's selling price is fixed and determined at the time of shipment and collectability is reasonably assured and not contingent upon the customer's resale of the product. The customers are generally not given rights of return. In the event customers are granted rights of return, the Company estimates and records an allowance for future returns. At November 30, 2012 and 2011, no such allowance was deemed necessary. Product sales are generally not subject to acceptance or installation by Company or customer personnel.

ASA Electronics, LLC And Subsidiary
(A Limited Liability Company)

Notes To Financial Statements

All sales transactions are denominated in U.S. dollars.

Shipping and delivery:

The Company recognizes shipping and delivery costs in selling, general and administrative expenses in the accompanying statements of income. These costs for the years ended November 30, 2012, 2011 and 2010 were approximately $649,000, $554,000 and $440,000 respectively.

Sales incentives:

The Company offers sales incentives to its customers primarily in the form of co-operative advertising allowances and rebates. All significant sales incentives require the customer to purchase the Company's products during a specified period of time, and are based on either a fixed dollar amount or set percentage of sales. Claims are settled either by the customer claiming a deduction against an outstanding account receivable or by the customer requesting a check. Rebates and co-op advertising allowances offered to customers require that product be purchased during a specified period of time. The amount offered is generally based upon a fixed percentage of sales revenue to the customer. Since the rebate percentage can be reasonably estimated, the Company records the related rebate at the time of sale. The Company has also entered into the RV Aftermarket segment, with several of those customer's having dollar specific co-op advertising programs for participation in trade shows, placement in catalogues, countertop display units, and other marketing programs. These co-op advertising programs are reviewed and adjusted, as necessary, on a quarterly basis.

Members' equity and subsequent event:

In accordance with the generally accepted method of presenting limited liability company financial statements, the accompanying financial statements do not include other corporate assets and liabilities of the members, including their obligation for income taxes on the net income of the limited liability company nor any provision for income tax expense.

It is the Company's intent to distribute funds to members to cover their income tax liabilities. Subsequent to November 30, 2012, the Company paid approximately $1,180,000 of member distributions relating to the fourth quarter.

The LLC operating agreement does not provide for separate classes of ownership. Voxx International (Voxx) and ASA Electronics Corporation share equally in all LLC events and the related member accounts are considered equal on a fair value basis.

Cash and cash equivalents:

For purposes of the statement of cash flows, the Company considers investments in various repurchase agreements with its bank, money market accounts and treasury bills with a maturity of three months or less to be cash equivalents. Cash equivalents amounted to approximately $4,560,000 and $7,998,000 for the years ended November 30, 2012 and 2011 respectively.

The Company maintains its cash accounts in amounts which, at times, may be in excess of insurance limits provided by the Federal Deposit Insurance Corporation.

Available-for-sale securities:

Available-for-sale securities consist of investments in marketable debt securities. Debt securities consist primarily

ASA Electronics, LLC And Subsidiary
(A Limited Liability Company)

Notes To Financial Statements

of obligations of municipalities and industrial revenue bonds, which are not subject to principal risk or fluctuation due to these securities being backed by bank letters of credit.

Management determines the appropriate classification of securities at the date individual investment securities are acquired and the appropriateness of such classification is reassessed at each balance sheet date. Since the Company neither buys investment securities in anticipation of short-term fluctuation in market prices nor commits to holding debt securities to their maturities, the investments in marketable debt securities have been classified as available-for-sale in accordance with accounting standards. Available-for-sale securities are stated at fair value, and unrealized holding gains and losses, if any, are reported as a separate component of members' equity.

The amount classified as current assets on the accompanying balance sheets represents the amount of marketable debt securities expected to be sold during the next year.

A decline in the market value of any available-for-sale security below cost that is deemed other-than-temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. The Company considers numerous factors, on a case by case basis, in evaluating whether the decline in market value of an available-for-sale security below cost is other-than-temporary. Such factors include, but are not limited to, (i) the length of time and the extent to which the market value has been less than cost, (ii) the financial condition and the near-term prospects of the issuer or the investment and, (iii) whether the Company's intent to retain the investment for the period of time is sufficient to allow for any anticipated recovery in market value. During the year ended November 30, 2012, the Company did not hold any investments that had such a decline in value.

Trade receivables:

Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Trade receivables in the accompanying balance sheets at November 30, 2012 and 2011 are stated net of an allowance for doubtful accounts of approximately $50,000. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received. Generally, a trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 30 days.

Inventories:

The Company values its inventory at the lower of the actual cost to purchase (primarily on a weighted moving average basis) and/or the current estimated market value of the inventory less expected costs to sell the inventory. The Company regularly reviews inventory quantities on-hand and records a provision for excess and obsolete inventory based primarily from selling prices, indications from customers based upon current price negotiations and purchase orders. The Company's industry is characterized by rapid technological change and frequent new product introductions that could result in an increase in the amount of obsolete inventory quantities on-hand.

During the years ended November 30, 2012, 2011 and 2010, the Company recorded write downs of inventory of approximately $98,000, $146,000, and $419,000 respectively related to lower of cost or market adjustments. These charges to income are included in cost of goods sold in the accompanying consolidated statements of income. As of November 30, 2012 and 2011 the Company maintained an inventory write down reserve of $60,000 and $82,000 respectively.

Depreciation:

ASA Electronics, LLC And Subsidiary
(A Limited Liability Company)

Notes To Financial Statements

Depreciation of leasehold improvements is computed over the lesser of the underlying lease term or the estimated useful lives and equipment is computed principally by the straight-line method over the following estimated useful lives:

Years
Leasehold improvements	5-9
Machinery and equipment	5-10
Tooling and molding	1-3
Transportation equipment	5
Office furniture and fixtures	10
Computer equipment	3
Booth displays	7

Tooling is amortized on a per unit basis. The Company estimates the annual sales volume produced and life expectancy of the tooling to determine the per unit amortization amount. This per unit amount increases inventory cost upon receipt into a U.S. warehouse and is subsequently charged to cost of goods sold upon sale of the related product.

Warranties:

The Company provides a limited warranty primarily for a period of up to two years for its products. The Company's standard warranties require the original equipment manufacturer, its dealers or the end user to repair or replace defective products during such warranty periods at no cost to the consumer. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. The related expense is included in cost of goods sold in the accompanying consolidated statements of income. Factors that affect the Company's warranty liability include the number of units sold, historical and anticipated rates of warranty claims, the historical lag time between product sales and product claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. The Company utilizes historical trends and analytical tools to assist in determining the appropriate loss reserve levels.

Changes in the Company's warranty liability during the years ended November 30, 2012, 2011 and 2010 are as follows:

	2012	2011	2010

Balance, beginning	$2,296,000	$2,256,000	$2,329,000
Accruals for products sold	1,905,353	1,742,859	1,347,389
Payments made	(1,956,353)	(1,702,859)	(1,420,389)
Balance, ending	$2,245,000	$2,296,000	$2,256,000

Income taxes:

As a limited liability Company, the Company's taxable income is allocated to members in accordance with their respective percentage ownership. Therefore, no provision or liability for income taxes has been included in the

ASA Electronics, LLC And Subsidiary
(A Limited Liability Company)

Notes To Financial Statements

financial statements.

Management evaluated the Company's tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. With few exceptions, the Company is no longer subject to tax examinations by the U.S. federal, state or local tax authorities for years before 2009.

Advertising costs:

The Company expenses the cost of advertising (including trade shows), as incurred. Advertising costs in the accompanying consolidated statements of income were approximately $545,000, $493,000, and $379,000, for the years ended November 30, 2012, 2011 and 2010 respectively.

Long-lived assets and other intangible assets:

The Company acquired certain trademark rights from Voxx in August 2003. In connection with the acquisition, Voxx sublicensed its rights in relation to the trademark to the Company and cannot terminate these rights under the terms of the acquisition agreement. The Company has accounted for trademark rights as an indefinite lived intangible asset. Accounting standards require that intangible assets with indefinite useful lives be tested for impairment at least annually or more frequently if an event occurs or circumstances change that could more likely than not reduce the fair value below its carrying amount. When determining the fair value of trademark rights, the Company uses the relief from royalty method which requires the determination of fair value based on if the Company was licensing the right to the trademark in exchange for a royalty fee. The Company utilizes the income approach to determine future revenues to which to apply a royalty rate. The royalty rate is based on market approach concepts. In considering the value of trademark rights, the Company looks to relative age, consistent use, quality, expansion possibilities, relative profitability and relative market potential. The Company has performed its annual impairment test for the years ended November 30, 2012, 2011 and 2010 and no impairment was identified.

In accordance with accounting standards, the Company reviews its long-lived assets periodically to determine potential impairment. If indicators are present, the Company compares the carrying value of the long-lived assets with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less that the carrying value, the Company would recognize an impairment loss at that date. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets. There was no impairment of long-lived assets for the years ended November 30, 2012, 2011 and 2010.

Subsequent events:

The Company has evaluated subsequent events for potential recognition and/or disclosure through February 1, 2013, the date the financial statements were available to be issued.

Note 2.        Fair Value Measurements

Fair value measurements:

Accounting standards specify a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources (observable inputs), or reflect the Company's own assumptions of market participant valuation (unobservable inputs). In accordance with the accounting standards, these two types of inputs have created the following fair value hierarchy:

ASA Electronics, LLC And Subsidiary
(A Limited Liability Company)

Notes To Financial Statements

Level 1	Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2
Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly.

Level 3	Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

The standard requires the use of observable market data if such data is available without undue cost and effort. For the year ended November 30, 2012, the application of valuation techniques applied to similar assets and liabilities has been consistent. The following is a description of the valuation methodologies used for instruments measured at fair value:

Investments in available-for-sale securities:

As of November 30, 2012, the fair value of the Company's investments in available-for-sale Level 2 governmental bonds was approximately $4,000,000. The bonds contain a put feature that allows the Company to periodically sell the bonds to a brokerage house at par value. The bonds also have a floating interest rate which is reset on a periodic basis and are backed by third party letters of credit. As of November 30, 2012, the bonds had a weighted-average yield of 0.22%. To estimate their fair value, the Company considered the par value of the bonds, potential default probabilities, market yield curves and the seven day put feature. Subsequent to November 30, 2012, the Company liquidated approximately $5,000 of bonds at par value, and also exchanged approximately $20,000 of holdings for securities with higher yields.

Fair value of financial instruments:

The following methods and assumptions were used to estimate the fair value of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents, accounts receivable, accounts payable:

The carrying amounts approximate fair value due to the short maturity of those instruments.

Note 3.        Available-For-Sale Securities

The following is a summary of the Company's investment securities as of November 30, 2012 and 2011:

ASA Electronics, LLC And Subsidiary
(A Limited Liability Company)

Notes To Financial Statements

2012
		Gross	Gross
		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Government bonds	$4,000,000	$—	$—	$4,000,000

11/30/2011
		Gross	Gross
		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Government bonds	$1,055,000	$—	$—	$1,055,000

The cost and fair value of debt securities by contractual maturities as of November 30, 2012 are as follows:

		Fair
	Cost	Value

Due after three years	$4,000,000	$4,000,000

The government bonds contain a put feature which allows the Company to sell the bonds to a brokerage house at par value on seven day terms and a floating interest rate which is reset on a periodic basis.

Expected maturities may differ from contractual maturities because the issuers of certain debt securities have the right to prepay their obligations without penalty.

A summary of proceeds from the sale of available-for-sale securities and investment earnings for the years ended November 30, 2012, 2011, and 2010 is as follows:

	2012	2011	2010

Proceeds from the sale of available-for-sale securities	$1,395,000	$8,315,000	$9,820,000

Interest earned	$36,229	$32,870	$57,726

Note 4.        Leasehold Improvements and Equipment

The cost of leasehold improvements and equipment and the related accumulated depreciation at November 30, 2012 and 2011 are as follows:

ASA Electronics, LLC And Subsidiary
(A Limited Liability Company)

Notes To Financial Statements

	2012	2011

Leasehold improvements	$1,057,412	$1,057,412
Machinery and equipment	1,389,439	1,296,791
Tooling and molding	2,703,168	2,344,773
Transportation equipment	561,241	604,687
Office furniture and fixtures	403,195	403,195
Computer equipment	1,376,701	1,214,376
Booth displays	248,237	211,562
Construction in progress	229,009	320,213
	7,968,402	7,453,009
Less accumulated depreciation	5,949,064	5,086,610
	$2,019,338	$2,366,399

Note. 5        Pledged Assets and Notes Payable

The terms of a loan agreement with a bank permit the Company to borrow a maximum of $10,000,000. At November 30, 2012, no amount was outstanding under this agreement. Borrowings under the agreement bear interest at prime minus .50% or LIBOR plus 2.00%, at the Company's option, are collateralized by accounts receivable and inventories, and are subject to a tangible net worth covenant. The agreement expires July 3, 2013.

Note. 6        Major Vendors

For the years ended November 30, 2012, 2011 and 2010, the Company purchased approximately 75%, 75%, and 82% respectively of its products for resale from their top five vendors. The top five vendors varied during the years presented.

Note 7.        Transactions with Related Parties and Lease Commitments

The Company is affiliated with various entities through common ownership by Voxx. Transactions with Voxx, its affiliates and subsidiaries for the years ended November 30, 2012, 2011, and 2010 are approximately as follows:

	2012	2011	2010

Net product sales	$7,000	$23,000	$18,000
Purchases	295,000	711,000	532,000

At November 30, 2012 and 2011, amounts included in trade receivables and accounts payable resulting from the above transactions are approximately as follows:

	2012	2011

Trade receivables	$—	$6,000
Accounts payable	4,000	13,000

The Company leases warehouse, manufacturing, and office facilities from Irions Investments, LLC, an entity

ASA Electronics, LLC And Subsidiary
(A Limited Liability Company)

Notes To Financial Statements

related through common ownership, for approximately $45,000 per month, plus the payment of property taxes, normal maintenance, and insurance on the property under an agreement which expires August 2016, with two five-year options to extend, at the Company's discretion. The lease with Irions Investments contains a clause that increases the monthly rent amount each year, and is based on the Consumer Price Index (CPI). The Company also leases warehouse space for $3,000 per month. This arrangement is temporary in nature and the term of the lease agreement is defined as month to month. Finally, the Company leases office space in the Shenzhen province of China, with a monthly rent of $2,030 through February 1, 2013.

The Company leases certain equipment from unrelated parties under agreements that require monthly payments totaling approximately $1,400 and expire through December 2014.

ASA utilizes two public warehouses, with locations in California and Oregon. The leases at both locations are considered month to month and can be terminated with 90 days' notice. As a result, the commitment schedule below includes three months of outside warehouse rent charges for 2013 only.

The total rental expense included in the statements of income for the years ended November 30, 2012, 2011, and 2010 is approximately $634,000, $607,000 and $587,000, respectively, of which approximately $535,000, $518,000, and $510,000 respectively was paid to Irions Investments, LLC.

The total approximate minimum rental commitment at November 30, 2012 under the leases is due as follows:

	Related Party	Other	Total

During the year ending November 30,
2013	$545,000	$19,000	$564,000
2014	555,000	13,000	568,000
2015	566,000	—	566,000
2016	431,000	—	431,000
	$2,097,000	$32,000	$2,129,000

Note 8.        Employee Benefit Plans

The Company has profit-sharing and 401(k) plans for the benefit of all eligible employees. The Company's contributions are discretionary and are limited to amounts deductible for federal income tax purposes. Discretionary contributions were approximately $310,000, $257,000, and $226,000 for the years ended November 30, 2012, 2011, and 2010 respectively.

The Company also maintains a discretionary employee bonus plan for the benefit of its key executive, operating officers, managers and select salespersons. The total bonus expense included in the statements of income for the years ended November 30, 2012, 2011, and 2010 is approximately $2,044,000, $1,800,000, and $1,451,000 respectively.

The Company offers a health plan for its employees, which is self-insured for medical and pharmaceutical claims up to $35,000 per participant and, after that, stop loss insurance coverage is in place. If the Company's aggregate medical claims, including prescriptions, had exceeded approximately $434,000 in 2012, the stop loss coverage policy would have taken effect. In 2012 the stop loss policy was not utilized, however, as the medical claims totaled approximately $329,000. The stop loss portion of the coverage has been reinsured with an A rated commercial carrier. The total health plan expense included in the consolidated statements of income for the years ended November 30, 2012, 2011, and 2010 is approximately $621,000, $560,000, and $585,000 respectively. These

ASA Electronics, LLC And Subsidiary
(A Limited Liability Company)

Notes To Financial Statements

expense figures include medical, vision and dental claims and third party administration fees, in addition to wellness program expenses and Company contributions to Health Savings Accounts.

Note 9.        Litigation

As of November 30, 2012, the Company had no pending legal proceedings. When a legal claim occurs, those proceedings have been, in the opinion of management, ordinary routine matters incidental to the normal business conducted by the Company. In the opinion of management the ultimate disposition of any such proceedings are not expected to have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

Note 10.    Major Customer

Net sales to customers comprising 10% of more of total net sales for the years ended November 30, 2012, 2011, and 2010 and the related trade receivables balance at those dates are approximately as follows:

	Net Sales			Trade Receivable Balance
	2012	2011	2010	2012	2011	2010
Customer A	$13,505,000	$13,119,000	$17,002,000	$768,000	$590,000	$339,000
Customer B	14,986,000	10,985,000	8,972,000	539,000	912,000	333,000
	$28,491,000	$24,104,000	$25,974,000	$1,307,000	$1,502,000	$672,000

* Customer comprised less than 10% of total net sales